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                                                                EXHIBIT 99(b)(2)

                            [BANCBOSTON LETTERHEAD]

                                 June 8, 2001

Mr. Harold O. Rosser
Managing Director
Bruckmann, Rosser, Sherrill & Co.
126 East 56th Street, 29th Floor
New York, NY 10022

Re: Il Fornaio America Corporation
----------------------------------

Dear Hal:

I am pleased to advise you that BancBoston Capital, Inc. or an affiliate ("BBC") is able to provide $13,000,000 of mezzanine financing and $2,000,000 of equity financing to assist Bruckmann, Rosser, Sherrill & Co. ("BRS") in acquiring (the
"Acquisition") Il Fornaio America Corporation ("Il Fornaio" or the "Company").
The principal terms of our commitment are set forth in an attachment to this letter. This commitment is also subject to the following conditions:

1. Satisfactory review of the confirmatory legal due diligence to be conducted on your behalf.

2. Completion of the Acquisition by not later than August 7, 2001 on terms and conditions satisfactory to BBC.

3. The availability on terms and conditions satisfactory to BBC of (a) at least
   $38,000,000 of equity financing from BRS, management and existing shareholders, and (b) not more than $42,500,000 of senior debt facilities.

4. Absence of (A) any material environmental problems involving the Company's assets; (B) any material adverse change since March 31, 2001 in the Company's business or financial condition; and (C) any material litigation relating to the Company, the proposed financing, or the Acquisition.

5. Execution on terms satisfactory to BBC of a shareholders' agreement between the Company and its shareholders.

6. Compliance by the Company with all legal and regulatory requirements applicable to the Acquisition and the proposed financing.

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Mr. Harold O. Rosser
June 8, 2001
Page 2 of 3

7. Execution by BBC and BRS of mutually satisfactory final documentation containing customary terms and conditions and receipt by BBC of satisfactory evidence of corporate approvals by all parties to the Acquisition and the proposed financing.

As you know, we would like to work with you on this transaction and are prepared to complete the aforementioned due diligence upon your acceptance of this letter. If you accept this commitment and the Acquisition closes, you will be responsible for all of our out-of-pocket expenses. If you accept this commitment and the Acquisition does not close, you will be responsible only for our legal expenses.

In addition, in consideration of the time and resources devoted by BBC to this transaction, you agree you will not solicit, negotiate or accept any proposal or agreement for any alternative debt or equity financing to the financing contemplated herein. In the event that you proceed to complete the Acquisition within one year without utilizing the financing proposed by BBC hereunder, in addition to all out-of-pocket expenses mentioned above, you agree to pay BBC a break-up fee of $500,000, payable in cash upon the closing date of the Acquisition. Such break-up fee constitutes liquidated damages to compensate BBC for its lost investment opportunities (which you hereby agree are not and will not be susceptible to reasonable proof of amount, and therefore will not be compensated by ordinary damages).

You further agree to keep this letter and its contents confidential and, without the prior consent of BBC, agree not to disclose to any person (other than on a confidential basis to your legal and investment advisors) the terms, conditions or other contents of this letter or subsequent negotiations between the parties hereto.

This commitment will terminate at 5:00 p.m. on June 15, 2001 unless we have received a signed copy of this letter and the attached term sheet signifying your agreement to its terms and conditions.

We are delighted to have the opportunity to work with you and look forward to the successful completion of the transaction.

Sincerely,

BANCBOSTON CAPITAL, INC.


/s/ Theresa A. Nibi
------------------------------------
By:  Theresa A. Nibi
Its:  Director


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Mr. Harold O. Rosser
June 8, 2001
Page 3 of 3

Accepted and Agreed to this 12th day of June 2001:

Bruckmann, Rosser, Sherrill & Co.


/s/ Harold O. Rosser
------------------------------------
By:    Harold O. Rosser
Its:   Managing Director

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                       SUMMARY OF BBC'S INVESTMENT TERMS
                       FOR THE ACQUISITION OF IL FORNAIO

                          I. Senior Subordinated Notes
                          ----------------------------

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     Obligor:                 The Company

     Face Amount:             $13,000,000

     Purchase Price:          Par

     Amortization/Maturity:   Face Amount due on the seventh anniversary of closing.

     Interest Rate:           13% per annum payable quarterly in arrears in cash in Years 1 through 5. Thereafter, the greater of (a) Fleet Boston's Base Rate plus 500 basis points, and (b) 13% per annum, payable quarterly in arrears in cash.

     Transaction Fee:         2% of the Face Amount payable in cash at closing.

     Prepayment Penalty:      5% in Year 1, 4% in Year 2, 3% in Year 3 of the amount prepaid. No prepayment penalty thereafter.

     Transfer Rights:         Freely transferable subject to applicable securities laws.

     Subordination:           To the senior bank debt only on terms reasonably satisfactory to BBC.

     General Covenants:       In addition to normal representations, warranties and covenants, BBC would expect that the Securities Purchase Agreement would include, but not necessarily be limited to, the following:

                              o  Consolidated financial ratio tests and covenants similar to those of the senior lender.

                              o  Limitations on the kinds of business in which the Company engages and restrictions on mergers and acquisitions.

                              o  Limitations on distributions, dividends, and management fees.

                              o  Limitations on transactions with affiliates.

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                                  Page 2 of 3

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                      o Limitations on additional indebtedness without BBC's consent.

                      o No amendment subsequent to closing of clauses in the senior debt agreements relating to terms and conditions of BBC's Securities
                        Purchase Agreement regarding the maturity, amortization, interest, or fees of the Senior Subordinated Notes or redemption of the Warrant or Warrant Stock.

                      o BBC's consent required on change of ownership and/or control of the
                        Company and on changes to the Company's charter documents.

                      o Right to receive copies of all financial information delivered to the Company's senior lenders.

                      o Monthly financial reporting, including income statement, balance sheet and cash flow, covenant compliance reports, certified annual audit, and any other information BBC may reasonably request.

                                                II. Warrant
                                                -----------

   Description:       BBC will receive a detached  Warrant  representing a 5.2% equity  interest  (including all preferred and common stock) on a fully-diluted basis in the Company.

   Purchase Price:    Nominal ($1.00).

   Exercise Price:    Nominal ($0.01 per share).

   Exercise Period:   At any time.

   Expiration:        10 years from closing.

   Put Rights:        At any time after the fifth  anniversary  of  closing,  BBC may require the Company to repurchase  all of the Warrant or Warrant  Stock for cash equal to the  percentage  of equity  represented  by the  Warrant or Warrant  Stock  multiplied  by the fair market value  of the  Company's  equity  as  determined  by  negotiation  or,  if  necessary, appraisal.  The  Company's  Put Rights will  terminate  upon  completion of an initial public offering by the Company.
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                                  Page 3 of 3

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         Call Rights:                   At any time after the seventh anniversary of closing, the Company may repurchase all of BBC's Warrant or Warrant Stock on the same basis as under
                                        Put Rights. The Company's Call Rights will terminate upon completion of an initial public offering by the Company.

         Transfer Rights:               Freely transferable subject to applicable securities laws.

         Shareholder Rights:            o   Anti-dilution provisions including,  without limitation,  provisions providing for additional  compensation  to BBC to  compensate it for the effects of any dilution of the value of its  Warrant  or Warrant  Stock in the event any of the  Company's equity capital at closing is contributed in the form of junior  subordinated  debt or preferred stock.

                                        o   Pre-emptive rights.

                                        o   Rights to piggyback on a pro rata basis on any public or private sale of the Company's equity securities.

                                        o   Demand registration rights after the company has gone public.

                                        o   The right to attend the Company's Board of Directors' meetings (which shall meet at least quarterly).
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                        III. Preferred and Common Stock
                        -------------------------------

         BBC will invest $2,000,000 in the Company's preferred and common stock on the same basis and in the same proportions as BRS. BBC will be entitled to the same rights with respect to the preferred and common stock as are set forth in the Shareholder Rights section above.

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         This summary of terms does not purport to include all the provisions
         (including usual representations and warranties, conditions, covenants and events of default) which would be contained in documents for this transaction, all of which must be satisfactory in form and substance to us and our counsel, and to BRS and the Company and their counsel, prior to the making of the proposed investment.